Exhibit 16.1

Deloitte & Touche LLP JPMorgan Chase Tower 2200 Ross Avenue, Suite 1600 Dallas, TX 75201-6778 USA Tel: +1 214 840 7000 www.deloitte.com

May 1, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of T-Mobile US, Inc.’s Form 8-K dated May 1, 2013, and have the following comments:

1.	We agree with the statements made in the 1st paragraph of Item 4.01.

2.	We agree with the statements made in Item 4.01(a).

3.	We have no basis on which to agree or disagree with the statements made in Item 4.01(b).

Yours truly,

/s/ Deloitte & Touche LLP

Member of

Deloitte Touche Tohmatsu